KRONOS BIO, INC.

January 24, 2024
Barbara Kosacz
Re:    Separation Agreement
Dear Barbara:
This letter sets forth the terms of the separation agreement (this "Agreement") that Kronos Bio, Inc. (the
"Company") is offering to you to aid in your employment transition from the Company.
1.Separation Date. You agree and acknowledge that your Company employment will terminate on February 16, 2024 (the "Separation Date"). As of and following the Separation Date, (a) you will no longer be employed by the Company, and (b) you will no longer hold any other employment, director, manager, or officer positions with the Company, its direct and indirect parents, and/or its direct and indirect subsidiaries (the Company, along with its direct and indirect parents and subsidiaries, the "Company Group"). On the Separation Date, the Company will pay you all accrued base salary earned through the Separation Date, subject to required payroll deductions and withholdings. You were entitled to these payments regardless of whether or not you sign this Agreement.

2.Severance Benefits. As consideration for this Agreement, your employment termination will be deemed to be a "Covered Termination" that occurred at a time that is not during the "Change in Control Period," as those terms are defined in that certain Kronos Bio, Inc. Severance and Change in Control Agreement, effective as of April 20, 2022 (the "CIC Plan"), and the Participation Agreement you were awarded under the Plan (the "Participation Agreement"). As such, pursuant to the terms and conditions of the CIC Plan and the Participation Agreement (as modified and enhanced by this Agreement), if: (i) you sign, date and return this Agreement to the Company on or within twenty-one (21) calendar days from the date of the Agreement and you allow it to become effective in accordance with its terms, and (ii) you comply with the terms of this Agreement and your other Continuing Obligations owed to the Company Group as detailed in Section 5 below, the Company will provide you with the following "Severance Benefits":

(a)Severance Payment. A severance payment in an amount equal to nine (9) months of your final monthly base salary (the total severance amount of $359,250) (the "Severance Payment"). The Severance Payment will be paid to you in a lump sum, subject to required payroll deductions and withholdings, on the Company's first administratively practicable payroll date following the date of this Agreement. If you fail to return this fully executed Agreement to the Company within the timeframe listed above, and/or you fail to allow the releases contained herein to become effective, you will forfeit your right to receive the Severance Benefits.

(b)Reimbursement of Continued Group Health Plan Benefits. If you timely elect continued coverage under COBRA, the Company will reimburse your COBRA premiums to continue your group health coverage (including coverage for your eligible dependents, if applicable) (the "COBRA Premiums") through the period starting on the Separation Date and ending nine (9) months after the Separation Date (the "COBRA Premium Period"), provided, however, that the Company's reimbursement obligation of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot reimburse the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the Separation Date, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including the amount of COBRA Premiums for your eligible dependents) (such amount, the "Special Cash Payment"), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
(c)Equity Acceleration. You currently hold equity awards pursuant to the Kronos Bio, Inc. 2020 Equity Incentive Plan (the "Plan"). The vesting and exercisability of each outstanding unvested stock option and other stock award that you hold covering the Company's equity securities as of your Separation Date under the Plan (each, the "Equity Award") and that vests based solely upon your continued service shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of the equity securities issued pursuant to any Equity Award granted to you shall lapse in full.
(d)Consulting Arrangement. As we have discussed, the Company would like to engage you as a consultant following the Separation Date on terms to be discussed and mutually agreed upon by you and the Company, and pursuant to the terms and conditions of the Company's standard form Consulting Agreement.
(e)Acknowledgement. You agree that the Severance Benefits to be provided under this Agreement are due solely from the Company and that Insperity PEO Services, L.P ("lnsperity") has no obligation to provide the Severance Benefits, even though the payments may be processed through Insperity. Additionally, you expressly acknowledge and agree that the Severance Benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of the Company Group to provide you with any severance compensation or benefits in connection with your employment termination, whether pursuant to the CIC Plan, Participation Agreement or otherwise.

3.No Other Compensation or Benefits. You agree and acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company Group any additional compensation (including base salary, bonus, incentive compensation, commissions, or equity) or benefits prior to, on, or after the Separation Date, other than any vested benefits to which you are entitled under broad-based employee benefit plans of the Company Group in which you participate. Notwithstanding the foregoing, you will continue to be eligible for your 2023 calendar year bonus pursuant to the terms and conditions of the Company's 2023 bonus plan.

4.Return of Company Property. On or immediately following the Separation Date, you must return to the Company all Company Group documents (and all copies thereof) and all Company Group property and equipment that you have in your possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company Group in whatever form (including information in electronic form and all reproductions thereof in whole or in part). You further agree that you will not copy, delete, or alter in any way any Company Group information or material contained upon any Company issued computer or Company equipment. In addition, if you have used any personally owned computer, server, e-mail system or cloud system (e.g., Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, "Personal Systems") to receive, store, prepare or transmit any Company Group confidential or proprietary data, materials or information, then on or immediately following the Separation Date you must provide the Company with a computer-useable forensic copy of all such information and then permanently delete and expunge all such Company Group confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Notwithstanding the foregoing, you will be permitted to retain copies of plans, agreements and other records pertaining to your personal compensation and reimbursement of expenses.

5.Continuing Obligations. You acknowledge and reaffirm your continuing obligations owed to the Company Group, including without limitation, pursuant to: (a) your executed Proprietary Information and Inventions Assignment Agreement with the Company, and (b) any other similar agreement entered into by you and which benefits or may be enforced by the Company or any other member of the Company Group, each of which agreements and obligations remain in full force and effect in accordance with their terms following the Separation Date.

6.Expense Reimbursement. Within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.
7.No Disparagement/ Protected Rights/ Defend Trade Secret Act. You agree not to disparage any member of the Company Group and each of their respective officers, directors, managers,
•    members, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing in this Section, this Agreement, or any other agreement entered into with the Company Group: (a) will be interpreted or construed to prevent you from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, (b) is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable ]aw or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law), and/or (c) prevents you from discussing or disclosing employee wages, benefits or terms and conditions of employment or information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, you further acknowledge that the Company has advised you that you will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (z) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose ofreporting or investigating a suspected violation oflaw; or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (x) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

8.No Admissions. The promises and payments in consideration of this Agreement are not and shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

9.Cooperation. From and after the Separation Date, you agree to cooperate fully with the Company Group, or any member thereof, in connection with its or their actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or in connection with other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company Group; provided, that such cooperation will not unreasonably burden you or unreasonably interfere with your subsequent employment or other business or personal affairs. Such cooperation includes making yourself available to the Company Group upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable and pre-approved out-of-pocket expenses you incur in connection with any such cooperation, excluding forgone wages, salary, or other compensation, and will accommodate your scheduling needs.
10.Release of Claims.

(a)General Release. In exchange for the consideration provided to you under the Agreement, you (for yourself and for any person who may make a claim by or through you (including without limitation, any current or former spouse(s), dependents, heirs, assignees, executors, attorneys, or agents)) hereby generally and completely release the Company, lnsperity, and their respective current and former predecessors, successors, direct and indirect parents, direct and indirect subsidiaries, affiliates, investors, and related entities (collectively, the "Entities") and each of the Entities' respective current and former directors, officers, employees, shareholders, partners, members, agents, attorneys, insurers, assigns, and employee benefit plans of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the "Released Claims").

(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or any other member of the Company Group, or the termination of that employment or those services; (ii) all claims related to your compensation or benefits from the Company or any other member of the Company Group, including salary, bonuses, incentive compensation, commissions, paid time off, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, units, or any other ownership interests in the Company or any other member of the Company Group or their predecessors; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, in each case, as amended, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys' fees, and/or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of I990 and all similar state and local laws, the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, the "ADEA") and all similar state and local laws, the federal Family and Medical Leave Act and all similar state and local laws (the "FMLA"), the federal Equal Pay Act and all similar state and local laws, the federal Employee Retirement Income Security Act of 1974, the Federal Fair Credit Reporting Act and all similar state and local laws, the federal Worker Adjustment and Retraining Notification Act and all similar state and local laws, the California Fair Employment and Housing Act, the California Labor Code, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, the Massachusetts Civil Rights Act, and any and all claims arising from or related to any other federal, state or local fair employment practices act, statute, code, regulation, and/or ordinance.

(c)Excluded Claims. The Released Claims do not include (i) any rights or claims for indemnification you may have under the Company Group's governing corporate documents, pursuant to any written indemnification agreement with the Company Group to which you are a party, under applicable law, or pursuant to the terms and conditions of any directors and officers' liability insurance policy of any member of the Company Group; or (b) any rights that are not waivable as a matter of law, including without limitation, any rights you may have to seek unemployment or workers' compensation benefits. In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the "Government Agencies"). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government-administered whistleblower award program, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

(d)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the "ADEA Waiver"), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier);
(iv) you have seven (7) calendar days following the date you sign this Agreement to revoke your acceptance of the Agreement (by providing written notice of your revocation to Allison Frisbee, the Company's Senior Vice President, Deputy General Counsel); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that you sign this Agreement, provided that you do not revoke your acceptance (the "Effective Date").
(e)Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party." You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

11.Representations. You hereby represent that, as of the date you execute this Agreement: you have been paid all compensation owed and for all time worked; you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA or any applicable federal or state law or Company policy; and you have not suffered any on-the-job injury or illness for which you have not already filed a workers' compensation claim. You further acknowledge and represent that: (a) you are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) you have made your own investigation of the facts and you are relying solely upon your own knowledge; (c) you are knowingly waiving any claim that this Agreement was induced by any misrepresentation or nondisclosure; (d) you have read and understand the terms and effect of this Agreement; (e) you are knowingly and voluntarily agreeing to all of the terms set forth in this Agreement and to be bound by this Agreement; and (f) you have the right to consult an attorney prior to signing this Agreement. The parties stipulate that the Company, in entering into this

Agreement, is relying on these representations and warranties, all of which survive the execution of this Agreement.

12.General. This Agreement, along with the Continuing Obligations detailed in Section 5 above (which are separate agreements and obligations that shall remain in full force and effect in accordance with their terms following the Separation Date), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and terminates any other agreements, promises, warranties or representations by and between you, the Company and all other members of the Company Group concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and the Company's Board of Directors. This Agreement is governed by the laws of the State of California, without reference to conflicts of law principles, and will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page to Follow]

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) calendar days from the date of this agreement and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely

KRONOS BIO, INC.

By:	/s/ Allison Frisbee
Allison Frisbee
SVP

Agreed and Acknowledged:

/s/ Barbara Kosacz
Date: 1/24/2024